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Exhibit 12.1

MOLSON COORS BREWING COMPANY
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN THOUSANDS)

	Twenty-six Weeks Ended 26-Jun-05 (Proforma) (b)	Twenty-six Weeks Ended 26-Jun-05	December 26, 2004 (Proforma) (b)	Fiscal Year Ended December 26, 2004	December 28, 2003	December 29, 2002	December 30, 2001 (a)	December 31, 2000 (a)
Earnings before income taxes:	$(25,400)	$22,165	$298,100	$308,182	$253,818	$256,600	$198,013	$169,525
Plus: Amortization of capitalized interest	1,960	1,934	3,690	3,536	3,223	2,872	5,679	5,802
Equity investee distributions	6,411	6,411	73,392	72,754	70,900	66,616	39,453	55,379
Less: Equity investee income	(961)	(764)	(60,038)	(59,653)	(65,542)	(54,958)	(43,630)	(42,395)
Capitalized interest	(3,334)	(2,992)	(3,977)	(1,900)	(2,992)	(4,152)	(6,647)	(3,153)

	(21,324)	26,754	311,167	322,919	259,407	266,978	192,868	185,158

Fixed Charges:
Interest expense	87,828	61,873	201,822	72,441	81,195	70,919	2,006	6,414
Capitalized interest	3,334	2,992	3,977	1,900	2,992	4,152	6,647	3,153
Portions of rent expense representing interest(d)	9,752	8,998	17,824	10,098	4,800	7,500	3,921	3,834

	100,914	73,863	223,623	84,439	88,987	82,571	12,574	13,401

Earnings and fixed charges	$79,590	$100,617	$534,790	$407,358	$348,394	$349,549	$205,442	$198,559

Ratio of earnings to fixed charges(c)	—	1.4	2.4	4.8	3.9	4.2	16.3	14.8

(a)
Ratios prior to the purchase of Coors Brewers Limited and the issuance of $850 million of notes by Coors Brewing Company in 2002.

(b)
Assumes issuance of the notes under the Concurrent Offering as of the beginning of the periods presented.

(c)
Earnings were inadequate to cover fixed charges by $21.3 million for the twenty-six week proforma period ended June 26, 2005.

(d)
The portion of rent expense representing interest is estimated to be 33% of the rent expense for purposes of calculating the ratio of earnings to fixed charges.

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  Exhibit 12.1
MOLSON COORS BREWING COMPANY COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (DOLLARS IN THOUSANDS)